THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 1st day of September, 2016 (the "Effective Date"), by and between MICHAEL MAGNUSSON (the "Employee") and JETFLEET MANAGEMENT CORP., a California corporation (the "Company"). The Company and Employee may be referred to together as the "Parties."  In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

For ease of reference, this Agreement is divided into the following parts, which begin on the pages indicated:

FIRST PART:  TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT (Sections 1-5, beginning on page 2)

SECOND PART:  COMPENSATION AND BENEFITS IN CASE OF ACTUAL OR CONSTRUCTIVE TERMINATION (Section 6, beginning on page 8)

THIRD PART:  SUCCESSORS, ARBITRATION, EMPLOYEE REPRESENTATIONS, MISCELLANEOUS PROVISIONS, CODE SECTION 409A, SIGNATURE PAGE (Sections 7-10, beginning on page 7)

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FIRST PART:  TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT

Section 1.        Term of Employment

(a) Basic Rule.  The Company agrees to employ the Employee in the capacity of Managing Director and the Employee agrees to such employment.  Employee's employment with the Company shall begin on September 1, 2016 ("Effective Date of Employment").

(b) Initial Term. The Company agrees to continue the Employee's employment, and the Employee agrees to remain in employment with the Company, from the Effective Date of Employment, until the earliest of:

(1) August 31, 2019 ("Initial Term Expiration Date"); or

(2) The date of the Employee's death or when  the  Employee's  employment terminates pursuant to Subsections (c), (d), (e) or (f) below.

(c) Automatic Extensions.  The term and provisions of this Agreement shall automatically extend for additional one-year periods if Employee remains employed on and after the Initial Term Expiration Date, unless either party notifies the other in writing to the contrary at least 90 days prior to the applicable expiration that it, or he, does not want the term to so extend.  The Initial Term, and if applicable, any automatic extensions pursuant to this subsection (c) is hereinafter referred to as the "Employment Period"

(d) Termination By Company for Cause.  The Company may terminate the Employee's employment at any time for Cause.  For all purposes under this Agreement, "Cause" shall mean (1) a material breach by the Employee of his/her duties and responsibilities as set forth under this Agreement, resulting from other than the Employee's complete or partial incapacity due to physical or mental disability or impairment, as defined in Section 1(e) below and except as otherwise required by law, (2) a willful act by the Employee that constitutes gross misconduct and that is materially injurious to the Company, (3) a willful breach by the Employee of a material provision of this Agreement, (4) an egregious violation by the Employee of one of the Company's General Standards of Conduct as set forth in the Manual (as defined in 2(c) below), or (5) a material and willful  violation of a federal or state law or regulation applicable to the business of the Company that is materially and demonstrably injurious to the Company.  No act, or failure to act, by the Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

However, if such Cause is reasonably curable, the Company shall not terminate the Employee's employment hereunder unless the Company first gives written notice of its intention to terminate and of the grounds for such termination, and the Employee has not, within sixty (60) days following receipt of notice, cured such Cause.  In the event of a termination for Cause by the Company, Employee shall be entitled to receive his salary and benefits through the date of termination.

(e) Termination by Company for Disability. The Company may terminate the Employee's employment for Disability by giving the Employee written notice.  For all purposes under this Agreement, "Disability" shall mean, unless otherwise required by law, any physical or mental incapacitation that results in Employee's inability to perform his duties and responsibilities for the Company for a total of 120 days during any 12 month period, as determined by the Company's Chief Executive Officer ("CEO") in the CEO's good-faith judgment, except as otherwise required by law.  Disability will be deemed to have occurred on the 120th day of such inability to perform.  In the event that the Employee resumes the performance of substantially all of the Employee's duties under this Agreement before the termination of the Employee's employment under this Section becomes effective, the notice of termination shall automatically be deemed to have been revoked.  In the event of a termination for Disability by the Company, Employee shall be entitled to receive his salary and benefits through the date of termination.

(f) Termination by Employee For Good Reason.  The Employee may terminate his employment with the Company for Good Reason.  Termination shall be for "Good Reason" if:  (1) there is a material and adverse change in Employee's position, duties, responsibilities, or status with Company; (2) there is a reduction in Employee's salary or benefits then in effect, other than a reduction comparable to reductions generally applicable to similarly situated employees of the Company; (3) the Company materially breaches this Agreement; or (4) on or before the initial Term Expiration Date, there is a Change of Control.  Employee agrees to deliver the Company written notice of his termination for Good Reason no later than 30 days after the occurrence of any such event in order for Employee's termination for Good Reason to be effective hereunder; such termination for Good Reason will not be effective until the 30th day following receipt of such written notice by the Company and such termination shall not be deemed to be for "Good Reason" hereunder unless the circumstance giving rise to Employee's Good Reason remains uncured at the end of such 30-day period.  If Employee terminates this Agreement for Good Reason, he is entitled to the payments described in Section 6 below.

For purposes of this Agreement, except as otherwise specified herein, "Change in Control" means: the consummation of: (1) a plan of complete liquidation of the Company, (2) an agreement for the sale or disposition of the Company or all or substantially all of the Company's assets, (3) a plan of merger or consolidation of the Company with any other corporation, or (4) a similar transaction or series of transactions involving the Company, however, if after any of the transactions discussed in (1) through (4) of this Section 1(f) the Company's shareholders immediately before the transaction continue to own at least a majority of the voting securities of the new (or continued) entity immediately after the transaction, in substantially the same proportion as their respective ownership prior to the transaction, then (1) through (4) of this Section 1(f) will not be considered a Change in Control.  Notwithstanding the foregoing, for purposes of this Agreement only, no merger or any other transaction between Company and AeroCentury Corp ("ACY") constitutes a "Change of Control."

Section 2.        Duties and Scope of Employment

The Company agrees to employ the Employee for the Employment Period in the position of Managing Director, subject to the overall direction and authority of the CEO.  Employee shall be given such duties, responsibilities and authorities as are appropriate to his position including, without limitation:

i.
strategic planning and management of all aircraft acquisition, leasing and remarketing activities managed by the Company under the Management Agreement between the Company and ACY and any other agreements entered into by the Company for management of aircraft portfolios;

ii.
assume role of Chief Executive Officer of ACY, including, without limitation, reporting to the ACY Board of Directors and assuming any responsibilities as designated by the ACY Board of Directors, review and execution of audit representation letters, review and certification of ACY federal and/or state securities, stock exchange and other administrative filings requiring  execution in employee's capacity as Chief Executive Officer of ACY;

iii.	representing ACY at industry conferences worldwide; and
iv.	assist in ACY debt and equity capital raising activities.

(b) Obligations.  During the Employment Period, the Employee shall devote such business efforts and time to the business and affairs of the Company as are needed to carry out his duties and responsibilities hereunder, subject to the overall supervision of the Company's Board of Directors.  The foregoing shall not preclude Employee from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service are disclosed to CEO and do not interfere or conflict with the Employee's responsibilities to the Company.  Employee will perform his duties and responsibilities hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(c) Employment Manual.  Employee shall comply with and be subject to all terms of the JMC Employee Handbook, as may be amended from time to time with notice to all employees at the Company's discretion (the "Manual"); provided, however, that terms set forth in this Agreement that conflict with terms of the Manual shall supersede such terms in the Manual.  Employee hereby acknowledges receipt of such Manual, and that he has read and reviewed the term contained therein.

(d) Confidentiality Agreement.  As a condition of Employee's employment, Employee shall execute, deliver, and comply at all times with, the Confidentiality Agreement in the form attached as Exhibit A hereto.

(e) Inventions and Patents.  Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company's or any of its affiliates' actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Employee (1) in the course of Employee's employment with the Company; or (2) during Employee's employment with the Company if related to the Company's actual or anticipated business, research and development ("Work Product"), belong to the Company or such affiliate. Employee shall promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Any work product that constitutes a pre-existing invention consistent with California Labor Code Sections 2870 and 2872 or other applicable law is specifically excluded from this provision.  Employee agrees to disclose any such work product prior to beginning employment with the Company and to complete the appropriate forms.

(f) Additional Acknowledgments: Employee acknowledges that the provisions of Sections 2 (d) and 2(e) are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. Employee expressly agrees and acknowledges that the restrictions contained in Sections 2(d) and 2(e) do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee's ability to earn a living. Employee acknowledges that he/she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement.

Section 3.        Compensation

(a) Base Salary. During the Employment Period, the Company agrees to pay the Employee as compensation for services a base salary at the annual rate of $350,000 (the "Base Salary"), or at such higher rate as the Company may determine from time to time.  The Base Salary specified in this Section 3, together with any increases in such that the Company may grant from time to time, and together with any reductions made in accordance with this Section 3, is referred to in this Agreement as "Base Compensation".  Such Base Compensation shall be payable in accordance with the standard payroll procedures of the Company and shall be subject to customary withholdings.  Once the Company has increased such Base Salary, it thereafter shall not be reduced; provided, however, that such salary (including any increases) may be reduced by the Company if the Employee commits an act or omission that meets the definition of Cause, as defined in Section 1(d).

(b) Bonus Compensation. Employee shall earn bonus compensation for any calendar year as set forth in this subsection.

i.
In each calendar year, if the pre-tax, pre-bonus profit of the Company is greater than $750,000 ("Target Earnings"), then Employee shall be paid a fixed bonus ("Fixed Bonus") of $50,000; provided however, that for fiscal year 2016, if Target Earnings are reached for that year, Employee shall earn a Fixed Bonus of $17,000 reflecting the partial year of employment; provided, further, that Employee must be employed on the last day of the calendar year in order to be eligible to receive this fixed bonus amount for that calendar year, and such bonus shall not be pro-rated for a partial year of employment after fiscal year 2016.  Upon determination that Target Earnings are reached for a particular calendar year, the Company will pay the amount no later than March 15th following the end of said calendar year.

ii.
Notwithstanding the language in Section 3(b)(i), if Employee has either been terminated without Cause (as described in Section 1(d)) or has terminated employment for Good Reason (as described in Section 1(f)) and Target Earnings are reached for the year in which Employee has been terminated pursuant to Section 1(d) or has terminated employment pursuant to Section 1(f), then Employee shall be entitled to receive a pro-rated Fixed Bonus based on the partial final year of Employment.

iii.
In each calendar year, Employee may, but is not required to, receive an additional discretionary bonus, at the total discretion of the CEO of the Company.  Upon determination by the CEO of such bonus to be paid, the Company will pay the bonus amount as quickly as possible in lump sum, but no later than March 15th following the end of said  calendar year.

iv.
For the avoidance of doubt, any compensation paid pursuant to this subsection 3(b) shall not be deemed a part of Employee's Base Salary, nor constitute an increase in Base Salary for purposes of subsection 3(a) above.

Section 4.        Employee Benefits

(a) Benefits. During the term of employment under this  Agreement, the Employee shall be eligible to participate in the employee benefit plans and executive compensation and fringe benefit programs maintained by the Company, including life, disability, health, accident and other insurance programs for Employee and eligible dependents, paid vacations, and similar plans or programs, as set forth in the Manual, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the discretion and determinations of any person, committee or entity administering such plan or program. Employee will be responsible for all costs related to his/her retirement contributions.

(b) Paid Vacation. Employee shall be entitled to five weeks (25 days) of vacation annually, with a carryover of unused, accrued vacation at year-end; however, Employee may not accrue more than two times the amount of his annual vacation entitlement (e.g., 50 days). Once this maximum is reached, all further accruals will cease.  Vacation accruals will recommence after the Employee has taken vacation and his accrued hours have dropped below the maximum accrual amount. Employee shall earn a pro-rata number of vacation days in calendar year 2016 based on the portion of 2016 calendar year employed.

Section 5.   Business Expenses and Travel

During the term of employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in  connection  with the  Employee's  duties  hereunder.  The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with generally applicable policies established by the Company.  Notwithstanding the Company's corporate travel policy as set forth in the Manual, flights within North America and flight segments of five hours or less shall be booked in upgrade economy class that provides extra legroom ("Economy Plus").  Flights of greater than five hours will be booked in Economy Plus or Business Class, depending on availability and cost.

SECOND PART:  COMPENSATION AND BENEFITS IN CASE OF TERMINATION

Section 6. Termination By Company Without Cause, Or By Employee For Good Reason

In the event that, during the term of this Agreement, the Employee's employment terminates in a Qualifying Termination, as defined in Subsection (a), the Employee shall be entitled to receive the payments described in Subsections (b) and (c), on the condition that Employee executes a general release, the content of which will be mutually agreed to between Employer and Employee at the time of the Qualifying Termination, in a form substantially similar to the Severance Agreement and General Release attached as Exhibit B to this Agreement.

(a)     Qualifying Termination.  A Qualifying Termination occurs if:

i. The Company terminates the Employee's employment for any reason other than Cause (as described in Section 1(d)) or Disability (as described in Section 1(e)) of this Agreement; or

ii. The Employee terminates his employment with the Company for Good Reason (as described in Section 1(f)).

(b) Severance.  The Company shall continue to pay to the Employee on a semi-monthly basis the Employee's Base Compensation in effect on the date of the employment termination for the period from termination to Expiration Date.

(c) Mitigation Obligation.  In the event of a Qualifying Termination and Employee obtains subsequent employment prior to the date that, but for the Qualifying Termination, would have been the scheduled expiration date of this Agreement, then Employee's periodic severance payments shall be reduced by an amount equal to 75% of the compensation received from Employee's new employer.

THIRD PART:       SUCCESSORS, EMPLOYEE REPRESENTATIONS, MISCELLANEOUS PROVISIONS, CODE SECTION 409A, SIGNATURE PAGE

Section 7.    Successors

(a)
 Company's Successors.  The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.  The Company's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation and benefits to which the Employee would have been entitled hereunder if the Company had involuntarily terminated the Employee's employment without Cause or Disability, on the date when such succession becomes effective. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets that executes and delivers the assumption agreement described in this Subsection (a) or that becomes bound by this Agreement by operation of law.

(b)
Employee's Successors.  This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

Section 8: Employee Representations

Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he or she is bound, (ii) Employee is not a party to or bound by any employment agreement, non-compete agreement, or confidentiality agreement with any other person or entity (other than a Nondisclosure Agreement with Employee's prior employer, the terms of which he has disclosed to the Company and which he does not expect to materially interfere with the performance of his obligations hereunder) and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.  Employee hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

Section 9. Code Section 409A

(a) The parties hereto intend that all benefits and payments to be made to the Employee hereunder will be provided or paid to him in compliance with all applicable provisions of Code Section 409A. This Agreement shall be construed and administered in accordance with such intent. If any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Code Section 409A, the Parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the Parties to the extent reasonably possible.  No action or failure to act, pursuant to this Section 9, shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Section 409A of the Code.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c) For purposes of Section 409A, each payment made after termination of employment, including any COBRA continuation reimbursement payments, will be considered one of a series of separate payments.

(d) Any amount that the Employee is entitled to be reimbursed under this Agreement that may be treated as taxable compensation, including any gross-up payment, will be reimbursed to the Employee as promptly as practical and in any event not later than the end of the calendar year following the calendar year in which the expenses are incurred. The amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses for reimbursement in any other calendar year, except as may be required pursuant to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.

(e) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of Base Salary, Base Compensation, or other compensation is to be paid for a specified continuing period of time beyond the date of termination of the Employee's employment in accordance with the Company's payroll practices (or other similar term), the payments of such Base Salary, Base Compensation, or other compensation shall be made on a semi-monthly basis.

Section 10. Miscellaneous Provisions

(a) Amendment and Waiver.  No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties (whether written or oral, and whether express or implied), which may have related to the subject matter hereof in any way.

(f) Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, or emailed at the following address:

To Employee:
Michael Magnusson
__________________
__________________

To Company:
Toni Perazzo
JetFleet Management Corp.
1440 Chapin Avenue #310, Burlingame, CA 94010
___________________

Any notice under this Agreement shall be deemed to have been received when personally delivered or  three (3) days after it is sent via email or deposited in the U.S. mail, as specified above.  Either party may change its address for notices by giving notice to the other party in the manner specified in this Section.

(d) Choice of Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California.

(e) Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  In the event any ruling of any court or governmental authority calls into question the validity of any portion of this Agreement, the parties hereto shall consult with each other concerning such matters and shall negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement and the portion thereof whose validity is called into question.

(f) Arbitration.  Any dispute or controversy arising out of the Employee's employment relationship with Company, or the termination thereof, or the validity, enforcement, or breach of this Agreement (including this section) shall be resolved by binding  arbitration, in accordance with the then-applicable Employment Dispute Resolution rules ("Rules") of the American Arbitration Association (which can be viewed at www.adr.org/aaa/faces/rules), except that nothing in this Section 10(f) shall require arbitration of disputes or claims that are excluded from coverage by law. The arbitration shall take place in San Francisco, California, and shall be conducted by one (1) arbitrator appointed in accordance with the Rules.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.

The Company and Employee agree that any dispute in arbitration will be brought on an individual basis only, and not on a class, collective, or representative basis on behalf of others (this specific agreement to be referred to as the Class Action Waiver.)  The Class Action Waiver does not apply to any claim that Employee brings on behalf of both himself and others under the California Private Attorneys General Act.

 (g) Attorneys' Fees.  If any action is brought to enforce the rights and obligations set forth herein, the prevailing party shall be entitled to receive all of the fees and costs, including reasonable attorneys' fees, incurred in the action.  Any fees and costs awarded under this provision shall be in addition to any other relief awarded to the prevailing party.

 (h) No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (h) shall be void.

(i) Employment Taxes.  All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(j)  Counterparts:  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.  Employee represents that he has consulted (or has had the opportunity to consult) with his own counsel prior to execution of this Agreement.

EMPLOYEE
MICHAEL MAGNUSSON

 ________________________________

COMPANY
JETFLEET MANAGEMENT CORP.

________________________________
    By:  Toni M. Perazzo, President

ATTACHMENT A
EMPLOYEE CONFIDENTIALITY AGREEMENT

("Employee") in consideration of his employment by JetFleet Management Corp., ("JMC") represents and agrees with JMC as follows:

1. Employee understands that the JMC is engaged in a continuing business of aircraft leasing businesses. Employee further understands that in his position with JMC he will have access to and, in some cases, develop or derive confidential and proprietary information of JMC, its clients and business associates.

2. Employee understands and acknowledges that his employment by JMC creates a fiduciary relationship of confidence and trust with respect to all proprietary business information of a confidential nature that may be disclosed to him or developed or derived by him which relates to the business of JMC, its customers and its business associates. Such proprietary, confidential business information includes but is not limited to product, research and investment plans, inventions, processes, technology, designs, business strategies, financial information, marketing and advertising materials, sales and profit figures, other employees' personnel information, customer or client identifying information (including but not limited to customer lists),   particular customer or client requirements, business forecasts, and other technical and business information, except as may be required by law.

3. At all times, both during his employment and after its termination, Employee agrees to keep and hold all proprietary, confidential business information in strict confidence and trust, and agrees not to use or disclose any such proprietary, confidential business information without the prior written consent of JMC, except as may be required to perform his work for JMC or required by law. Upon termination of his employment with JMC, for whatever reason, Employee agrees to promptly deliver to JMC all documents and materials of whatever nature belonging to JMC which pertain to his work at JMC and agrees further that he will not take with him any documents or materials or copies thereof containing any proprietary, confidential business information.

 4.    Employee acknowledges that in the event of breach or threatened breach of this Confidentiality Agreement by him, JMC may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement, and in the event JMC prevails in any proceeding in connection therewith, Employee agrees to pay to JMC all costs and expenses including reasonable attorney's fees incurred in connection therewith.. \

5. This Agreement will be governed and interpreted in accordance with the laws of the State of California.

JETFLEET MANAGEMENT CORP. EMPLOYEE

_________________________ ____________________________
BY:  Toni M. Perazzo, President Michael Magnusson
For  JetFleet Management Corp.

EXHIBIT B
FORM OF SEPARATION AGREEMENT

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims ("Separation Agreement") is made and entered into by and between MICHAEL MAGNUSSON, an individual residing at [Address]  ("Employee") and JETFLEET MANAGEMENT CORP., a corporation with its principal place of business at 1440 Chapin Avenue, Suite 310, Burlingame, CA 94010  ("Employer" or "Company") to establish the terms and conditions of Employee's separation from Employer.  Employee and Employer hereby agree as follows:

1. Separation Date.  Employee's employment with the Company will cease on [  ] ("Separation Date").  Employee hereby resigns, effective as of the Separation Date, as an employee of the Company.
2. Compensation.  Employee has been paid all salary, accrued vacation, and other benefits due to Employee through the Separation Date.  The Company will reimburse Employee for his final expenses in the amount of [  ] within three business days of the receipt of this signed Separation Agreement.
3. Separation Payment.  Employer agrees to pay Employee on a semi-monthly basis Employee's Base Salary in effect on the Separation Date, [specify amount] for the period of time from the Separation Date until August 31, 2019, which is the end of the term  specified in Employee's Agreement to which this Separation Agreement is attached.  Accordingly, Employer will pay [specify how many months between separation and such end of term] base salary, [specify amount to be paid twice a month based on Base Salary in effect at time of separation] per month, totaling the gross sum of $ [    ], reduced by all legally required and previously authorized deductions and withholdings  ("Separation Pay").  The Company's obligation to provide Employee with the Severance Pay shall be suspended until the expiration of the seven-day revocation period described in section 17(g).
4. Health Insurance.  Employee acknowledges that his eligibility to participate in Employer's current group health insurance policy will cease on the last day of the calendar month in with the Separation Date occurs.  Any employer contributions to Employee's group health insurance will cease as of the Separation Date.  Employee understands that after such date, he may have rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") that allow him to continue participating in Employer's health plan. Employee acknowledges that nothing in this section 4 shall prohibit Employer from changing, withdrawing, or in any way modifying its group health plans, and nothing herein shall be construed as a guarantee of payment of any particular claim submitted by Employee to such plans.
5. It is understood and agreed that the Separation Pay constitute(s) the sole consideration for and settlement in full of any and all potential claims by Employee against Employer and that Employee would not be entitled to receive any portion of the sums set forth in section 3 above absent this Separation Agreement.
6. Employee's Release.  The parties understand and agree that this Separation Agreement resolves and settles all obligations and differences between Employer and its past and present owners, partners, investors, officers, directors, stockholders, affiliates, predecessors, successors, assigns, agents, employees, representatives and attorneys (the "Releasees") on the one hand, and Employee, and for each of Employee's past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, employees, predecessors, affiliates, successors, insurers, and representatives ("Releasors") on the other hand, arising out of Employee's employment with Employer and the cessation of that employment.  This is a compromise settlement of all claims and therefore does not constitute an admission of liability on the part of the Releasees or Employee, or an admission, directly or by implication, that the Releasees or Employee have individually or collectively violated any law, rule, regulation, contractual right or any other duty or obligation.   Releasors irrevocably and unconditionally waive, release and forever discharge, the Releasees from all claims for relief, causes of action and liabilities, known or unknown, that Releasors have or may have against any of the Releasees individually and/or collectively, arising out of, relating to, or resulting from, any events occurring prior to the execution of this Separation Agreement including, but not limited to, any claims for relief, causes of action and liabilities arising out of, relating to, or resulting from, Employee's employment with Employer or the cessation of that employment.  Nothing contained herein or elsewhere in this Separation Agreement shall constitute any release or waiver by Employee of any rights to seek specific performance of any provision of this Separation Agreement or to bring any action or claim based on any breach of any covenant contained in this Separation Agreement.
7. Employee's Waiver of Potential and Actual Claims.  It is understood and agreed that the total amount specified in paragraph 3 above, constitutes the sole consideration for and settlement in full of any and all claims by Employee against the Releasees, including claims for costs and attorneys' fees.  It is expressly understood by Employee that among the various rights and claims being waived in this release are all claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay (other than the consideration promised in paragraph 3); claims of wrongful denial of insurance and employee benefits, including, but not limited to claims for benefits or monies under Employer's benefit plans or any other plan; claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, emotional distress or other common law or tort causes of action; claims of harassment, retaliation or discrimination under federal, state, or local law; claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Older Worker's Benefit Protection Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C.  § 621, et seq., the California Fair Employment and Housing Act, the California Family Rights Act, the California Constitution, and/or the California Labor Code, including wage and hour issues and claims arising under Labor Code Section 132a.  This release shall not be interpreted to require Employee to waive or release Employee's right to file a charge with the Equal Employment Opportunity Commission ("EEOC") or the National Labor Relations Board ("NLRB"), however, Employee does waive and release Employee's right to any monetary recovery or other personal relief should the EEOC, NLRB, or any other agency pursue claims on Employee's behalf.  This release also does not apply to any lawsuit brought to challenge the validity of this Separation Agreement under the ADEA, to enforce the terms of this Separation Agreement, or for claims that arise under the ADEA after the Separation Agreement becomes effective pursuant to section 17(g).  The parties acknowledge that Employee may be required to respond to subpoena(s) to the extent required by law and Employee agrees that Employee will give prompt written notice to Employer at such time that such involvement is requested of Employee.
8. Waiver Under CCP § 1542.  Employee waives all rights under § 1542 of the California Civil Code, which section has been fully read and understood by Employee or explained to his by his counsel.  Section 1542 provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or his favor at the time of executing the release, which if known by him or his must have materially affected his or his settlement with the debtor.
9. Confidential Information Obligation.  Employee agrees that he will keep confidential all matters, documents and information disclosed to him by the Employer or to which he has or had access and will not at any time disclose such materials and information to third parties or use or attempt to use any such materials and information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Employer.  By the Separation Date, Employee shall return to Employer, and will not retain any copies of, all documents, information and other property of Employer or Employer's customers or partners in his possession or control, including, but not limited to: files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of Employer or Employer's customers or partners (and all reproductions thereof in whole or in part).  Employee agrees to make a diligent search for any documents, information and property (as described above) in his possession or control prior to the Separation Date.  Nothing in this Separation Agreement shall prohibit Employee from publicly disclosing that he worked for the Company and to publicly disclose the work he performed, services he provided and accomplishments he achieved while working for the Company.
10. Nondisparagement.  The parties agree that they will not, at any time now or in the future, disparage or discredit the other or any of Employer's directors, officers and employees in any communication.
11. References and Employment Verification.  Employee agrees that he will direct all requests for verification of his employment with Employer to Toni Perazzo at Employer.  Employer agrees that it will instruct Toni Perazzo and any successor to the position he currently holds, to respond to inquiries regarding Employee's employment with Employer by giving the dates of Employee's employment with Employer and the last position held by Employee.  If Employer is required by law to provide other or different information regarding Employee's employment with Employer, nothing in this Separation Agreement will require Employer to violate that legal requirement.  In the event Employee directs any request for information regarding his employment with Employer to anyone other than Toni Perazzo or his successor, Employer will not be legally responsible for any responses to said information request(s).
12. Attorneys' Fees.  It is fully understood and agreed that each party shall pay that party's own attorneys' fees and costs, if any.
13. Arbitration.  It is understood and agreed that if, at any time, a violation of any term of this Separation Agreement is asserted by any party hereto or any dispute arises hereunder or related hereto, the parties shall submit such dispute to binding arbitration before a sole arbitrator in the San Francisco Bay Area, California.  Such arbitration shall be governed by the American Arbitration Association's National Rules for the Resolution of Employment Disputes, which can be viewed at www.adr.org/aaa/faces/rules.  The prevailing party shall be entitled to recover its reasonable costs and attorneys' fees.  The parties agree that judgment upon any such award may be ordered in a court properly having jurisdiction over such claims.
14. Governing Law.  This Separation Agreement shall be interpreted, enforced and governed by the laws of the State of California without reference to conflicts of laws principles.
15. Waiver of Age Claims.  Employee fully understands, acknowledges and agrees that he:
a) is granted a full forty-five (45) days within which to consider this Separation Agreement before executing it;
b) has carefully read and fully understands all of the terms and provisions of this Separation Agreement;
c) is, through this Separation Agreement, releasing the Releasees from any and all claims he may have against any of the Releasees;
d) knowingly and voluntarily agrees to all of the terms and provisions of this Separation Agreement;
e) knowingly and voluntarily intends to be legally bound by all of the terms and provisions of this Separation Agreement;
f) was advised to, and has been given an opportunity to, consult an attorney of his choice before executing this Separation Agreement;
g) has a period of seven (7) days following his execution of this Separation Agreement to revoke this Separation Agreement and has been and hereby is advised in writing that this Separation Agreement will not become effective and enforceable until the revocation period has expired; and
h) understands that any claims under the Federal Age Discrimination in Employment Act of 1967, 29 U.S.C.  § 621 et seq., that may arise after the date this Separation Agreement is executed by Employee are not waived.
i)  Informed and Voluntary Execution of Separation Agreement.  Employee acknowledges and agrees that (i) he has been advised that this Separation Agreement is a final and binding legal document, (ii) he has had reasonable and sufficient opportunity to consult with an independent legal representative of his own choosing before signing this Separation Agreement, (iii) he has either (A) so consulted with such an independent legal representative of his own choosing or (B) freely, independently and voluntarily declined to do so, and (iv) in signing this Separation Agreement he has acted voluntarily of his own free will and has not relied upon any representation made by the Employer regarding this Separation Agreement's subject matter or its effect.
16. No Assignment of Claims.  Employee represents and warrants that he has not transferred or assigned to any person or entity any rights, claims and/or causes of action released herein.
17. Successors.  It is understood and agreed that this Separation Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, administrators, representatives, including, but not limited to, attorneys, executors, successors, and assigns.
18. Severability.  The parties agree that if any provision of this Separation Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term, or provision shall be deemed not to be part of this Separation Agreement.
19. Ambiguity.  It is agreed that the general rule pertaining to the construction of contracts, that ambiguities are to be construed against the drafter, shall not apply to this Separation Agreement.
20. Entire Separation Agreement.  Except as specifically stated herein, this Separation Agreement sets forth the entire Separation Agreement between the parties relating to the rights herein and the obligations herein assumed, and supersedes any and all previous negotiations, Separation Agreements and/or understandings of any kind relating to the subject matter hereof.  Any oral representations or modifications concerning this Separation Agreement shall be of no force or effect.  This Separation Agreement can be modified only in the form of a writing signed by both parties hereto.
21. No Claims.  The Company represents that it is not aware of any claims it may have against Employee.

HAVING READ the foregoing, consisting of this and five (5) other typewritten pages, the parties hereby voluntarily sign below and execute this Separation Agreement.
PLEASE READ CAREFULLY.  THIS SEPARATION AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED:_________________	"EMPLOYEE" By:_________________________________ Michael Magnusson
DATED:_________________	"EMPLOYER" JETFLEET MANAGEMENT CORP. By:_________________________________ Toni M. Perazzo President